Exhibit 4.22

SUBJECT TO CONTRACT and BOARD APPROVAL Dated: 17 June 2025 VODAFONE GROUP PUBLIC LIMITED COMPANY and Pilar Lopez SERVICE AGREEMENT

Table of Contents Contents Page 1 Interpretation 1 2 Term of Employment 1 3 Appointment and Duties of the Executive 2 4 Hours 2 5 Interests of the Executive 3 6 Location 3 7 Salary and Benefits 3 8 Expenses 5 9 Confidentiality 6 10 Intellectual Property Rights 6 11 Termination and Suspension 7 12 Garden Leave 9 13 Restrictions after Termination of Employment 10 14 Offers on Liquidation 12 15 Return of Company Property 12 16 Directorships 12 17 Notices 13 18 Statutory Particulars 13 19 The General Data Protection Regulation and the Data Protection Act 2018 13 20 Contracts (Rights of Third Parties) Act 1999 14 21 Indemnification and Insurance 15 22 Miscellaneous — 15 C2 General C2 General

This agreement is made on 17 June 2025 between (1) VODAFONE GROUP PUBLIC LIMITED COMPANY incorporated in the UK with registered number 3802001 whose registered office is at Vodafone House, The Connection, Newbury, Berkshire RG14 2FN (the “Company’’); and Lopez of: ^^^^^^^^^^^^^^^^^^^| (the “Executive”). This agreement records the terms on which the Executive will continue to serve the Company. 1 Interpretation In this agreement (and any schedules to it): 1.1 Definitions ‘‘Board” means the board of directors of the Company from time to time or any person or committee nominated by the board of directors as its representative for the purposes of this agreement; “Employment” means the employment governed by this agreement; “Group” means the Company and any other company which is its subsidiary or in which the Company or any subsidiary of the Company controls not less than 20% of the voting shares (where “subsidiary” has the meaning given to it by Section 1159 of the Companies Act 2006); “Group Company” means a member of the Group and “Group Companies” will be interpreted accordingly; “Listing Rules” means the Listing Rules made by the UK Listing Authority under section 73A of the Financial Services and Markets Act 2000 as amended; “Remuneration Committee” means the Remuneration Committee of the Board from time to time; “Termination Date” means the date on which the Employment terminates; and “UK Listing Authority” means the Financial Conduct Authority in its capacity as competent authority under the Financial Services and Markets Act 2000. 2 Term of Employment 2.1 The Employment will commence on 1 October 2025 (the “Commencement Date”) until termination in accordance with the provisions of this agreement. 2.2 The Executive warrants that they are not prevented from undertaking the Employment or from performing their duties in accordance with the terms of this agreement by any obligation or duty owed to any other party, whether contractual or otherwise. 2.3 The Executive is required, as a condition of employment under this agreement, to have (and continue to have) permission to work in the UK (or such other country in which the Executive is required to work in accordance with clause 6.1 below). The Executive shall provide on request proof of continued eligibility to work in the UK (or such other jurisdiction) at any time during the course of their employment under this agreement. The Executive must inform the

Company’s Human Resources department as soon as they become aware of any change in their status in regard to eligibility to work in the UK (or such other jurisdiction). 3 Appointment and Duties of the Executive 3.1 From the Commencement Date the Executive will serve the Company as Group Chief Financial Officer or such other position as may be agreed from time to time. 3.2 The Executive will: 3.2.1 devote the whole of their working time, attention and skill to the Employment; 3.2.2 fulfil with due diligence and to the best of their ability the obligations incumbent upon them pursuant to their appointment; 3.2.3 accept any offices or directorships as reasonably required by the Board; 3.2.4 comply with all rules and regulations issued by the Company or any relevant Group Company; 3.2.6 obey the lawful directions of the Board; and 3.2.7 promote the interests and reputation of the Group. 3.3 The Executive accepts that, subject always to their consent (which they will not unreasonably withhold or delay), the Company may: 3.3.1 require them to perform duties for any other Group Company whether for the whole or part of their working time. The Company will remain responsible for the payments and benefits they are entitled to receive under this agreement; 3.3.2 appoint any other person to act jointly with them; and 3.3.3 transfer the Employment to any other Group Company. 3.4 The Executive will promptly disclose to the Board (and where appropriate the board of directors of any other Group Company) full details of any wrongdoing of which they are or become aware by any employee of any Group Company where that wrongdoing is material to that employee’s employment by the relevant company or to the interests or reputation of any Group Company. 3.5 At any time during the Employment the Company may require the Executive to undergo a medical examination, related to the performance of the Executive’s role, by a medical practitioner appointed by the Company. The Executive authorises that medical practitioner to disclose to the Company any report or test results prepared or obtained as a result of that examination which are relevant to the Employment and to discuss with it any matters arising out of the examination which are relevant to the Employment or which might prevent the Executive properly performing the duties of the Employment. 4 Hours 4.1 The Executive and the Company agree that the Executive is a managing executive for the purposes of the Working Time Regulations 1998 (the ‘Regulations”) and is able to determine the duration of the Executive’s working time themselves. As such, the exemptions in Regulation 20 of the Regulations will apply to the Employment.

5 Interests of the Executive 5.1 The Executive will disclose promptly in writing to the Board all interests (for example, shareholdings or directorships) in any businesses whether or not of a commercial or business nature except their interests in any Group Company. The Executive has disclosed their interests at the date of this agreement to the Corporate Secretariat. 5.2 Subject to clause 5.3, during the Employment the Executive will not be directly or indirectly engaged or concerned in the conduct of any activity which is similar to or competes with any activity carried on by any Group Company except as a representative of the Company or with the written consent of the Board. 5.3 The Executive may not hold or be interested in investments which amount to more than five per cent of the issued investments of any class of any one company whose investments are listed or quoted on any recognised Stock Exchange or dealt in on the Alternative Investments Market. 5.4 The Executive may serve as a non-executive director of not more than one non-Group company quoted on a recognised Stock Exchange provided they have prior Board approval to do so. 6.5 The Executive will (and will procure that their “connected persons”, including partner and dependent children) comply with all rules of law, including the Criminal Justice Act 1993, the Financial Services and Markets Act 2000, the Financial Services Act 2012 and the listing rules of the Financial Conduct Authority as amended from time to time in relation to the holding or trading of securities 6 Location 6.1 The Executive will work at the principal office of the Company or anywhere else within the United Kingdom as required by the Board. They may be required to travel and work outside the United Kingdom from time to time. 7 Salary and Benefits 7.1 From the Commencement Date the Company will pay the Executive a salary of £725,000 per annum, subject to such deductions as the Company is authorised or required by law to make (including for tax and National Insurance contributions). Salary will be paid monthly in arrear by bank credit transfer on or about the 28th day of each month. Salary will be reviewed annually (the first such review to take place in 2026) and the revised salary, if different, will normally take effect from 1 July. 7.2 The salary referred to in clause 7 1 includes director’s fees from the Group Companies and any other companies in which the Executive is required to accept a directorship under the terms of this Employment. To achieve this: 7.2.1 the Executive will repay any fees the Executive receives to the Company; or 7.2.2 the Executive’s salary will be reduced by the amount of those fees; or 7.2.3 a combination of the methods set out in clauses 7.2.1 and 7.2.2 will be applied. References to fees in clause 7.2 exclude any fees received as a result of a directorship held in accordance with clause 5.4

7.3 In addition to the remuneration referred to in clause 7.1 above, the Executive will be entitled to participate in short-term and long-term incentive plans in accordance with the rules of those plans from time to time in force and subject to the Company’s executive remuneration policy as determined by the Remuneration Committee and approved by the Company’s shareholders in general meeting from time to time. Participation in any such plans will be subject to the terms of any malus and clawback policy adopted by the Company from time to time. The Company reserves the right to withhold or require repayment of all or part of any payment or benefit under the plans if and to the extent that it is permissible to do so under the relevant plan rules or in accordance with any applicable policy adopted by the Company from time to time. 7.4 To assist in the performance of their duties under this agreement the Executive will, during the continuance of the Employment be entitled to the benefits of the UK car policy as applicable to directors of the Company from time to time. 7.5 The Executive may join the Vodafone UK Defined Contribution Pension Plan (the “Plan”) at any time. The Executive will be eligible for an allowance of 10% of salary which can be taken as an employer pension contribution or taxable cash allowance. The maximum Company contribution to the Plan will be £10,000 per annum. The Executive may elect not to join the Plan and instead the Company will pay the entire allowance as a taxable cash sum. 7.6 If the Executive joins the Plan and subsequently decides to cease membership of the Plan then the Company may be obliged to re-enrol the Executive back into the Plan or another relevant pension scheme on a regular basis, expected to be every 3 years. If the Executive does not opt-out of being automatically re-enrolled in the Plan or other relevant pension scheme, the cash sum referred to in clause 7.5 will be reduced by the amount of any payments by the Company into the Plan or other relevant pension scheme. 7.7 Participation in the Plan and the extent to which the Executive is entitled to benefits under it are subject always to the rules of the Plan. The Company expressly reserves the right to discontinue or modify the Plan from time to time. 7.8 The Executive will automatically be covered for life assurance at four times salary and receive long-term disability insurance regardless of whether or not they remain in the Plan. This cover will be effective from the Commencement Date. 7.9 Without prejudice to the Company’s right to terminate the Employment at any time in accordance with clause 11, if the Executive complies with any eligibility or other conditions set by the Company and any insurer appointed by the Company from time to time (the “Insurer”), the Executive will be provided with long-term disability insurance. The terms upon which this insurance is provided and the level of cover will be in accordance with Company policy from time to time but currently an income of two thirds of basic salary (capped at a maximum of £650,000 per annum) is provided up to retirement on long-term total disability. The Executive understands and agrees that if the Insurer fails or refuses to provide them with any benefit under the insurance arrangement provided by the Company, the Executive will have no right of action against the Company in respect of such failure or refusal. 7.10 If the Executive complies with any eligibility requirements or other conditions set by the Company and any insurer appointed by the Company, the Executive and their partner and children under 21 years of age (or children under 24 years of age if in full time education) may participate in the Company’s private health insurance arrangements at the Company’s expense and subject to the terms of those arrangements from time to time. The Company # C2 General # C2 General reserves the right at any time to withdraw this benefit or to amend the terms upon which it is provided. 7.11 The Executive is entitled to 28 days’ paid holiday each year (in addition to English Bank and other public holidays). In addition the Executive shall be entitled to an additional day’s holiday for each five years of continuous service up to a maximum of 3 days. The leave year runs from 1 January to 31 December. The Executive agrees that the provisions of Regulations 15(1)-(4) inclusive of the Regulations (dates on which leave is taken) do not apply to the Employment. Holiday entitlement will be calculated on a monthly basis and accrue on the basis of completed whole calendar months of Employment. The Company may require the Executive to take accrued holiday during any notice period. If on the Termination Date the Executive has exceeded their accrued holiday entitlement, the excess may be deducted from any sums due to the Executive. The formula for calculating the amount of holiday due to the Executive and any payments or repayments to be made is 1/260 of the Executive’s annual basic salary. 7.12 Subject to the rights of the Company under clause 11.6 of this agreement, if the Executive during this agreement is incapacitated by ill health or accident from performing their duties under this agreement they will, during the period of any such incapacity be entitled to Company sick pay subject to and in accordance with the terms of the Company Sick Pay Scheme (full details of which have been supplied to the Executive) if and for so long as such Scheme remains in force but they shall not be entitled to receive any other remuneration under clause 7.1. 7.13 If the Executive is absent from work due to sickness or injury which is caused by the fault of another person, and as a consequence recovers from that person or another person any sum representing compensation for loss of salary under this agreement, the Executive will repay to the Company any money it has paid to the Executive as salary in respect of the same period of absence. 7.14 The Executive will comply at all times (including following termination of the Executive’s employment) with the Company’s share ownership guidelines as amended from time to time and available from the Corporate Secretariat. 7.15 Any payment or benefit made to the Executive under this Agreement is subject to and conditional on such approval by the shareholders of the Company as may be required by law The Company reserves the right to withhold or require repayment of all or part of any such payment or benefit if and to the extent that it is necessary to do so in order to comply with regulatory or legal requirements. 7.16 The Company shall be entitled at any time to make deductions from the salary or from any other sums due to the Executive from the Company or any other Group Company in respect of any over-payment of any kind made to the Executive or in respect of any debt, loan or other sum due from the Executive, including without limitation by operation of any clawback or malus provisions. 8 Expenses 8.1 The Company will refund to the Executive all reasonable expenses properly incurred by them in performing their duties under this agreement, provided that these are incurred in accordance with Company policy from time to time. The Company will require the Executive to produce receipts or other documents as proof that they have incurred any expenses they claim. 9 Confidentiality 9.1 Without prejudice to the common law duties which they owe to the Company, the Executive agrees that they will not, except in the proper performance of their duties, copy, use or disclose to any person any of the Company’s trade secrets or confidential information. This restriction will continue to apply after the termination of the Employment without limit in time but will not apply to trade secrets or confidential information which become public other than through unauthorised disclosure by the Executive. The Executive will use their best endeavours to prevent the unauthorised copying use or disclosure of such information. For the purposes of this agreement trade secrets and confidential information include but will not be limited to names of clients, suppliers, reports, papers, data and other confidential information in any form prepared by the Company or acquired by it and any other information in whatever form (written, oral, visual and electronic) concerning the confidential affairs of the Company 9.2 In the course of the Employment the Executive is likely to obtain trade secrets and confidential information belonging or relating to other Group Companies and other persons. They will treat such information as if it falls within the terms of clause 9.1 and clause 9.1 will apply with any necessary amendments to such information. If requested to do so by the Company the Executive will enter into an agreement with other Group Companies and any other persons in the same terms as clause 9.1 with any amendments necessary to give effect to this provision. 9.3 Nothing in this agreement will prevent the Executive from: 9.3.1 making a “protected disclosure” in accordance with the provisions of the Employment Rights Act 1996; 9.3.2 reporting an offence to a law enforcement agency; 9.3.3 co-operating with a criminal investigation or prosecution; 9.3.4 complying with an order of a court or tribunal of competent jurisdiction; 9.3.6 disclosing information for the purpose of seeking legal, medical or professional advice (provided that those professional advisers are and remain subject to a duty of confidentiality as regards that disclosure); 9.3.7 disclosing information to the relevant tax authorities in respect of the Executive’s personal tax affairs; or 9.3.8 making any disclosures which are required by law or regulatory requirements. 9.4 The Executive shall comply at all times with the Vodafone Global Information Security Policy (as amended from time to time) and the terms of any Detailed Requirements document listed therein (as amended from time to time). 10 Intellectual Property Rights 10.1 The Executive will promptly inform the Company if they make, create or are involved in making or generating an Invention, Worker Information during the Employment and will give the Company sufficient details of it to allow the Company to assess the Invention, Work or

Information and to decide whether the Invention, Work or Information belongs to the Company. The Company will treat any Invention, Work or Information which does not belong to it as confidential. “Invention’ means any invention (whether patentable or not within the meaning of the Patents Act 1977 or other applicable legislation in any other country) relating to or capable of being used in the business of the Company. “Work” means any discovery, design, database or other work (whether registrable or not and whether a copyright work or not) which is not an Invention and which the Executive creates or is involved in creating: 10.1.1 in connection with or in the course of their Employment; or 10.1.2 relating to or capable of being used in those aspects of the businesses of the Group Companies in which the Executive is involved. “Information” means any idea, method or information which is not an Invention or Work generated by the Executive either: 10.1.3 in connection with or in the course of the Employment, or 10.1.4 outside the course of the Employment, but relating to the business, finance or affairs of any Group Company. 10.2 The Executive is not entitled to any additional compensation for any Invention, Work or Information; such achievements are compensated by base salary 11 Termination and Suspension 11.1 The Employment will continue until terminated by either party giving written notice as set out in clause 11.2. 11.2 Either party may terminate the Employment by giving not less than twelve months’ written notice to the other. 11.3 The Company reserves the right, exercisable at any time and in its absolute discretion, to terminate the Executive’s employment with immediate effect by notice in writing that it is exercising its right to pay the Executive in lieu of the Executive’s notice period (or the remainder of such notice period). In such event, the Company shall pay the Executive the sums or sum calculated and payable in accordance with clause 11.5 (the Post-Employment Notice Pay). From the Termination Date until the date of expiry of the notice period under 11.2 (if notice had been served), the Executive shall be obliged to mitigate losses flowing from such termination subject only to abiding by the obligations as set out in clause 13. For the purposes of this clause and clause 11.5, the Executive’s obligation to mitigate shall be to take all reasonable steps to obtain (and commence) an Alternative Executive Position. 11.4 For the purposes of this clause 11, “Alternative Executive Position” shall mean any position under a contract of employment or otherwise whereby the Executive is directly or indirectly remunerated, whether by way of salary, bonus, pension, fees, equity or otherwise, save it shall not include any. (a) non-executive directorship(s); (b) employment in a role below board level (other than on an executive committee or top management team or similar body); (c) employment, engagement or trusteeship with or in respect of any charity; (d) engagement pursuant to which the Executive provides his services on a limited consultancy basis only;

and (e) income derived from the proceeds of sale of any items or products designed and produced directly by the Executive. 11.5 The amount of the Post-Employment Notice Pay shall be such sum as the Executive would have received in base salary {at the rate in force at the Termination Date) throughout the remainder of the notice period (if it had been served) less the aggregate of: (a) any sums earned or received by the Executive from any position under a contract of employment, consultancy arrangement or otherwise whereby the Executive is directly or indirectly remunerated, whether by way of salary, bonus, pension, fees, equity or otherwise during the remainder of the notice period (if it had been served); and (b) deductions for income tax and employee’s national insurance contributions. The Post-Employment Notice Pay shall be payable in installments at the same intervals and on the same dates as salary payments would have been made to the Executive had the employment continued. The Executive shall provide to the Company a statement of all sums earned on a monthly basis from any alternative remunerated position and such other information as the Company may reasonably request in relation to the Executive’s search for an Alternative Executive Position. 11.6 The Company may terminate the Employment with immediate effect by giving written notice if the Executive does not perform the duties of the Employment for a period of 130 days (whether or not consecutive) in any period of 365 days because of sickness, injury or other incapacity. This notice can be given whilst the Executive continues not to perform their duties or on expiry of the 130-day period. In this clause, ‘days’ includes Saturdays, Sundays and public holidays. 11.7 The Company may terminate the Employment with immediate effect by giving written notice if the Executive: 11.7.1 after due notice, has not performed their duties under this agreement to the standard required by the Board or does not comply with any lawful order or direction given by the Board; or 11.7.2 commits any serious or persistent breach of their obligations under or does not comply with any material term of this agreement; or 11.7.3 is guilty of any gross misconduct or conducts themselves (whether in connection with the Employment or not) in a way which is harmful to any Group Company; or 11.7.4 is guilty of dishonesty or is convicted of a criminal offence (other than a motoring offence which does not result in imprisonment) whether in connection with the Employment or not; or 11.7.5 commits (or is reasonably believed by the Board to have committed) a breach of any legislation in force which may affect or relate to the business of any Group Company; or 11.7.6 commits any breach of any of any Group Company’s policies on equal opportunities, harassment, bullying or anti-corruption and bribery; 11.7.7 becomes, in the opinion of a medical practitioner, physically or mentally incapable of performing their duties and the medical practitioner has given a medical opinion to the Board to that effect; or 11.7.8 is bankrupted or has a receiving order made against them or makes any general composition with their creditors or takes advantage of any statute affording relief for insolvent debtors; or

11.7.9 is no longer entitled to work in the United Kingdom or such other jurisdiction in which the Executive is required to work; or 11.7.10 resigns (other than at the request of the Company) as a director of any Group Company, or becomes disqualified from being a director of a company. 11.8 When the Company terminates the Employment by giving written notice to take immediate effect in accordance with either clause 11.6 or 11.7, for the avoidance of doubt there is no obligation to give notice as set out in clause 11.1 or any other period of notice to make any payment in lieu of notice. 11.9 The Executive will have no claim for damages or any other remedy against the Company if the Employment is terminated for any of the reasons set out in clause 11.6 or 11.7. 11.10 When the Employment terminates the Company may deduct from any money due to the Executive (including remuneration) any amount which the Executive owes to any Group Company. 11.11 The Company may suspend the Executive from the Employment on full salary at any time, and for any reason for a reasonable period to investigate any matter in which the Executive is implicated or involved (whether directly or indirectly) and to conduct any related disciplinary proceedings (including any appeals). 12 Garden Leave 12.1 Neither the Company nor any Group Company is under any obligation to provide the Executive with any work. At any time after notice to terminate the Employment is given by either party under clause 11 above, or if the Executive resigns without giving due notice and the Company does not accept the resignation, the Company may require the Executive to comply with any or all of the provisions in clauses 12.2 and 12.3 for all or part of the remainder of the notice period (the “Garden Leave Period”). 12.2 The Executive will not, without prior written consent of the Board, be employed or otherwise engaged in the conduct of any activity, whether or not of a business nature during the Garden Leave Period. Further, the Executive will not, unless requested by the Company: 12.2.1 enter or attend the premises of the Company or any other Group Company; or 12.2.2 contact or have any communication with any customer or client of the Company or any other Group Company in relation to the business of the Company or any other Group Company; or 12.2.3 contact or have any communication with any employee, officer, director, agent or consultant of the Company or any other Group Company in relation to the business of the Company or any other Group Company; or 12.2.4 remain or become involved in any aspect of the business of the Company or any other Group Company except as required by such companies. 12.3 The Company may require the Executive. 12.3.1 to comply with the provisions of clause 15, save that the Executive will not be required to return the Company car until the termination date; and 12.3.2 to immediately resign from any directorship which they hold in the Company, any other Group Company or any other company where such directorship is held as a # C2 General # C2 General # C2 General consequence or requirement of the Employment, unless they are required to perform duties to which any such directorship relates in which case they may retain such directorships while those duties are ongoing. The Executive hereby irrevocably appoints the Company to be the Executive’s attorney to execute any instrument and do anything in the Executive’s name and on the Executive’s behalf to effect their resignation if they fail to do so in accordance with this clause 12.3.2. 12.4 During the Garden Leave Period: 12.4.1 the Executive shall provide such assistance as the Company or any Group Company may require to effect an orderly handover of the Executive’s responsibilities to any individual or individuals appointed by the Company or any Group Company to take over their roles or responsibilities; 12.4.2 the Executive shall make themselves available to deal with requests for information, provide assistance, be available for meetings and to advise on matters relating to work (unless the Company has agreed the Executive may be unavailable for a period, for example during any period expressly booked and taken as holiday in accordance with the Company’s annual leave policy from time to time); and 12.4.3 the Company may appoint another person to carry out their duties in substitution for the Executive. 12.5 During the Garden Leave Period, the Executive will be entitled to receive their salary and all contractual benefits (for example, Company car, if any) in accordance with the terms of this agreement Any unused holiday accrued at the commencement of the Garden Leave Period and any holiday accrued during any such Garden Leave Period will be deemed to be taken by the Executive during the Garden Leave Period. If the amount of accrued holiday exceeds the length of the Garden Leave Period, the amount of accrued holiday shall be reduced by the length of the Garden Leave Period. 12.6 At the end of the Garden Leave Period, the Company may, but shall not in any way be obliged, to exercise its rights under clause 11.3 and clause 11.5 to pay the Executive the pay for any unexpired period of notice in lieu of the balance of any period of notice given by the Company or the Executive, less any deductions the Company is required by law to make. 12.7 All duties of the Employment (whether express or implied), including without limitation the Executive’s duties of fidelity, good faith and exclusive service, shall continue throughout the Garden Leave Period save as expressly varied by this clause. 13 Restrictions after Termination of Employment 13.1 In this clause: “Relevant Date” means the Termination Date or, if earlier, the date on which the Executive commences any Garden Leave Period; and Restricted Period” means the period of 12 months commencing on the Relevant Date. 13.2 The Executive agrees with the Company that they will be bound by the following covenants, which are considered fair and reasonable for the protection of the Company’s legitimate interests: 13.2.1 during the Restricted Period they will not be employed in, or carry on for their own account or for any other person, whether directly or indirectly, (or be a director of any company engaged in) any business which is or is about to be in competition with any business of the Company or any other Group Company being carried on by such company at the Relevant Date provided they were concerned or involved with that business to a material extent at any time during the 12 months prior to the Relevant Date; 13.2.2 during the Restricted Period they will not (either on their own behalf or for or with any other person), whether directly or indirectly, canvass or solicit in competition with the Company or any other Group Company the custom of any person who at any time during the 12 months prior to the Relevant Date was a customer of, or in the habit of dealing with, the Company or (as the case may be) any other Group Company and in respect of whom the Executive had access to confidential information or with whose custom or business the Executive was personally concerned or employees reporting directly to them were personally concerned; 13.2.3 during the Restricted Period they will not (either on their own behalf or for or with any other person), whether directly or indirectly, deal with or otherwise accept in competition with the Company or any Group Company the custom of any person who was at any time during the 12 months prior to the Relevant Date a customer of, or in the habit of dealing with, the Company or (as the case may be) any Group Company and in respect of whom the Executive had access to confidential information or with whose custom or business the Executive was personally concerned; 13.2.4 during the Restricted Period they will not (either on their own behalf or for or with any other person), whether directly or indirectly, canvass or solicit in competition with the Company or any other Group Company the custom of any person who was negotiating with the Company or any other Group Company for the supply of goods or services (whether as customer, client, supplier, agent or distributor of the Company) during the six months prior to the Relevant Date or who was a potential customer to whom the Executive had made a presentation or a pitch and in respect of whom the Executive had access to confidential information or with whose custom or business the Executive was personally concerned; and 13.2.5 during the Restricted Period they will not (either on their own behalf or for or with any other person), whether directly or indirectly, entice or try to entice away from the Company or any other Group Company any person who was an F band employee or higher employee (or equivalent) of such a company at the Termination Date and who had been such an employee at any time during the six months prior to the Relevant Date and with whom they had worked closely at any time during that period. 13.3 Each of the paragraphs contained in clause 13.2 constitutes an entirely separate and independent covenant. If any covenant is found to be invalid this will not affect the validity or enforceability of any of the other covenants 13.4 Following the Termination Date, the Executive will not represent themselves as being in any way connected with the businesses of the Company or of any other Group Company (except to the extent agreed by such a company). 13.5 Any benefit given or deemed to be given by the Executive to any Group Company under the terms of clause 13 is received and held on trust by the Company for the relevant Group Company The Executive will enter into appropriate restrictive covenants directly with other Group Companies if asked to do so by the Company. # C2 General # C2 General # C2 General

14 Offers on Liquidation The Executive will have no claim against the Company if the Employment is terminated by reason of liquidation in order to reconstruct or amalgamate the Company or by reason of any reorganisation of the Company and the Executive is offered employment with the company succeeding to the Company upon such liquidation or reorganisation and the new terms of employment offered to the Executive are no less favourable to them than the terms of this agreement. 15 Return of Company Property 15.1 At any time during the Employment (at the request of the Company) and in any event when the Employment terminates, the Executive will immediately return to the Company: 15.1.1 all documents and other materials (whether originals or copies) made or compiled by or delivered to the Executive during the Employment and concerning all the Group Companies. The Executive will not retain any copies of any materials or other information; and 15.1.2 all other property belonging or relating to any of the Group Companies. 15.2 When the Employment terminates (or, if requested, upon commencement of any Garden Leave Period in accordance with clause 12) the Executive will immediately return to the Company any car provided to the Executive which is in the possession or under the control of the Executive. 16 Directorships 16.1 The Executive’s office as a director of the Company or any other Group Company is subject to the Articles of Association of the relevant company (as amended from time to time). If the provisions of this agreement conflict with the provisions of the Articles of Association, the Articles of Association will prevail. 16.2 The Executive must resign from any office held in any Group Company if they are asked to do so by the Company at any time. 16.3 If the Executive does not resign as an officer of a Group Company, having been requested to do so in accordance with clause 16.2, the Company will be appointed as their attorney to effect their resignation. By entering into this agreement, the Executive irrevocably appoints the Company as their attorney to act on their behalf to execute any document or do anything in the Executive’s name necessary to effect their resignation in accordance with clause 16.2. If there is any doubt as to whether such a document (or other thing) has been carried out within the authority conferred by this clause 16.3, a certificate in writing (signed by any director or the secretary of the Company) will be sufficient to prove that the act or thing falls within that authority. 16.4 The termination of any directorship or other office held by the Executive will not terminate the Executive’s employment or amount to a breach of terms of this agreement by the Company. 16.5 During the Employment the Executive will not do anything which could cause them to be disqualified from continuing to act as a director of any Group Company.

16.6 The Executive must not resign their office as a director of any Group Company without the agreement of the Company. 17 Notices 17.1 Any notices given under this agreement must be given by email or letter. Notice to the Company must be addressed to its registered office at the time the notice is given. Notice to the Executive must be given to them personally or sent to the last known address. 17.2 Notices given by post will be deemed to have been given on the next working day after the day of posting. Notices given by hand or email will be deemed to have been given in the ordinary course of transmission. 18 Statutory Particulars 18.1 The written particulars of employment which the Executive is entitled to receive under the provisions of Part I of the Employment Rights Act 1996 are set out below, insofar as they are not set out elsewhere in this agreement or in any other documents provided with this agreement. 18.1.1 the Executive’s continuous period of employment began on the date on which their most recent employment with the Company or any Group Company commenced. 18.1.2 The Company’s disciplinary rules and disciplinary and grievance procedures as set out in the Employee Handbook from time to time are applicable to the Executive. These rules and procedures shall not form part of this Agreement and the Company reserves the right to vary or depart from them, and/or leave out any or all of their stages, where it considers it appropriate to do so. 18.1.3 The Company’s normal hours of work are 8.30am to 5.15pm Monday to Thursday and 8.30am to 4.00pm on Friday 18.1.4 There are no terms and conditions relating to collective agreements. 18.1.5 The Executive shall not be required to spend more than one month in any calendar year working outside of the United Kingdom. 18.1.6 The Executive shall be provided with access to such training as the Company may deem necessary in order for the Executive to fulfil their duties under this Agreement. 18.1.7 The Executive may be entitled to paid leave other than that specified in clause 7 of this Agreement Details may be obtained from the Corporate Secretariat. 18.2 The authorisation of the Company to request a medical examination is governed under the Access to Medical Reports Act (1988). 19 The General Data Protection Regulation and the Data Protection Act 2018 19.1 The Group Companies and its or their employees and agents may from time to time hold, process and disclose the Executive’s personal data (including sensitive personal data) within the meaning of the retained EU law version of the EU General Data Protection Regulation 5419/16 and the Data Protection Act 2018 (together, the “Data Protection Laws”) in accordance with the terms of the Company’s (or any other relevant Group Company’s) Employee Privacy Statement and Retention Policy in force from time to time (and available on the ‘Data Privacy’ pages on myHR), any other relevant data protection policy and/or the

Employee Handbook in force from time to time. For the avoidance of doubt processing of the Executive’s personal data shall be necessary for the performance of this agreement, for compliance with the Company’s (or any other relevant Group Company’s) legal obligations and/or for the purposes of the legitimate interests of the Company or any other relevant Group Company. Such processing may include, but is not limited to: 19.1.1 administering and maintaining personnel records; 19.1.2 paying and reviewing salary and other remuneration and benefits; 19.1.3 providing and administering benefits (including if relevant, pension, life assurance, permanent health insurance and medical insurance); 19.1.4 undertaking performance appraisals and reviews; 19.1.5 maintaining sickness and other absence records; 19.1.6 taking decisions as to the Executive’s fitness for work; 19.1.7 providing references and information to future employers, and if necessary, governmental and quasi-governmental bodies (including HM Revenue and Customs) for social security and other purposes; 19.1.8 providing information to future purchasers of the Company or of the business in which the Executive works; and 19.1.9 transferring information concerning the Executive to relevant Group functions and the central Group processing centres which may not be located in the same country as the Executive’s employment and may be outside of the European Economic Area. 19.2 The Executive acknowledges that during their Employment they will have access to and process, or authorise the processing of, personal data and sensitive personal data relating to employees, customers and other individuals held and controlled by the Company and/or other Group Companies. The Executive agrees to comply with the terms of the Data Protection Laws in relation to such data and to abide by the Company’s Privacy Management Policy and any other data protection policy in force from time to time. This shall include, for the avoidance of doubt, compliance with any Vodafone policies relevant to systems access and use, data retention and social media and instant messaging use. 19.3 Vodafone understands the importance that employees place on their personal information. As an employer, the Company (and any other relevant Group Companies) collects, processes and stores employee personal information as described above. Understanding and respecting employees’ individual rights over their personal information is a key part of Vodafone’s passion for its people. 19.4 The Executive agrees that they will tell the Company of any change to their personal information held by the Group including but not limited to any change to their contact details and home address, or request any amendment of the information without delay. Please refer to the Company’s Employee Privacy Statement issued from time to time for further details. 20 Contracts (Rights of Third Parties) Act 1999 20.1 To the extent permitted by law, no person other than the parties to this agreement and the Group Companies shall have the right to enforce any term of this agreement under the Contracts (Rights of Third Parties) Act 1999. For the avoidance of doubt, save as expressly provided in this clause the application of the Contracts (Rights of Third Parties) Act 1999 is # C2 General # C2 General

specifically excluded from this agreement, although this does not affect any other right or remedy of any third party which exists or is available other than under this Act. 21 Indemnification and Insurance 21.1 To the extent permitted by law, the Executive will have the benefit of the following indemnity in relation to liability incurred in their capacity as a director of the Company: 21.1.1 The Company will provide funds to cover the costs as incurred by the Executive in defending legal proceedings brought against them in their capacity as, or as a result of them being or having been, a director of the Company including criminal proceedings and proceedings brought by the Company itself or any other Group Company; 21.1.2 The Company will indemnify the Executive in respect of any proceedings brought by third parties, including both legal and financial costs of an adverse judgement brought against them in their capacity as, or as a result of them being or having been, a director of the Company; and 21.1.3 The Company will indemnify the Executive for liability incurred in connection with any application made to a court for relief from liability, where the court grants such relief. For the avoidance of any doubt, the indemnity granted does not cover: 21.1.4 unsuccessful defence of criminal proceeding, in which instance the company would seek reimbursement for any funds advanced; 21.1.5 unsuccessful defence of an action brought by the Company itself or any other Group Company, in which instance the Company would seek reimbursement for any funds advanced; 21.1.6 fines imposed by the regulatory bodies; 21.1.7 fines imposed in criminal proceedings; and 21.1.8 liability incurred in connection with any application under Section 661(3) or (4) of the Companies Act 2006 (acquisition of shares by innocent nominee) or section 1157 of the Companies Act 2006 (general power to grant relief in case of honest and reasonable conduct) where the court refuses to grant the Executive relief, and such refusal is final. 21.2 It is a condition of the provision of this indemnity that the Executive shall notify the Company without delay upon becoming aware of any claim or potential claim against them and that the Executive shall have a duty to mitigate any loss incurred. 21.3 In addition to the indemnity referred to in clause 21.1 and 21.2 above, the Executive will be covered by such directors’ and officers’ liability insurance policy as is in force for directors of the Company from time to time. 22 Miscellaneous 22.1 This agreement may only be modified by the written agreement of the parties. 22.2 The Executive cannot assign this agreement to anyone else

22.3 References in this agreement to rules, regulations, policies, handbooks or other similar documents which supplement it, are referred to in it or describe any pensions or other benefits arrangement are references to the versions or forms of the relevant documents as amended or updated from time to time. 22.4 This agreement supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in it. It contains the whole agreement between the parties relating to the Employment at the date the agreement was entered into (except for those terms implied by law which cannot be excluded by the agreement of the parties). The Executive acknowledges that they have not been induced to enter into this agreement by any representation, warranty or undertaking not expressly incorporated into it The Executive agrees and acknowledges that their only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this agreement (unless such representation, warranty or undertaking was made fraudulently) will be for breach of the terms of this agreement, to the exclusion of all other rights and remedies (including those in tort or arising under statute). 22.5 Neither party’s rights or powers under this agreement will be affected if: 22.5.1 one party delays in enforcing any provision of this agreement; or 22.5.2 one party grants time to the other party. 22.6 The Interpretation Act 1978 shall apply to this agreement in the same way as it applies to an enactment. 22.7 References to any statutory provisions include any modifications or re-enactments of those provisions. 22.8 Headings will be ignored in construing this agreement. 22.9 If either party agrees to waive their rights under a provision of this agreement, that waiver will only be effective if it is in writing and it is signed by them. A party’s agreement to waive any breach of any term or condition of this agreement will not be regarded as a waiver of any subsequent breach of the same term or condition or a different term or condition. 22.10 This agreement is governed by and will be interpreted in accordance with the laws of England and Wales. Each of the parties submits to the exclusive jurisdiction of the English Courts as regards any claim or matter arising under this agreement # C2 General # C2 General # C2 General

EXECUTED as a DEED on behalf of VODAFONE GROUP PUBLIC LIMITED COMPANY Leanne In the presence of -JAMES Name: JAMES Lu Address: Occupation: EXECUTED as a DEED by In the presence of: signature Name: Address’ Occupation CZ General C2 General C2 General